Exhibit 99.2

Transcript of
Westmoreland Coal Co. (WLB)
Investor Conference Call
July 30, 2012

Participants
Keith Alessi, Chief Executive Officer
Bob King, President & Chief Operating Officer
Doug Kathol, Executive Vice President
Kevin Paprzycki, Chief Financial Officer

Presentation

Operator
Good morning ladies and gentlemen and welcome to the Westmoreland Coal Company’s Investor conference call.  At this time, all telephone participants are in a listen-only mode.  Following the formal presentation, instructions will be given for the question and answer session which will be conducted by telephone.  Web participants wishing to ask a question will need to dial in by telephone to the audio portion of the call.  If anyone needs operator assistance at any time during the conference, please press the * followed by the 0 on your telephone keypad.  As a reminder, this conference is being recorded today and a replay will be made available as soon as practical on the Investor portion of the Westmoreland website, through August 13th, 2012.

Management’s remarks today may contain forward-looking statements based on the company’s current expectations and assumptions regarding its business, the economy and other future conditions, because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict.  The company’s actual results may differ materially from the results discussed in any such forward-looking statements.  For a summary of risk factors and other information regarding forward-looking statements, please refer to the company’s form 10K for fiscal year 2011 as well as the company’s form 10Q for the second quarter expected to be filed with the Securities and Exchange Commission on August 9th, 2012.  Any forward-looking statements represent the company’s views only as of today and should not be relied upon as representing its views as of any subsequent date.  While the company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so even if its estimates change and therefore you should not rely on these forward-looking statements as representing the company’s views as of any date subsequent to today.  Mr. Keith E. Alessi, Chief Executive Officer of Westmoreland Coal Company will be delivering today’s remarks.  Thank you Mr. Alessi, you may begin.

Keith Alessi – Westmoreland Coal Company – CEO
Thank you and good morning.  Joining me today here in Colarado is Bob King our President and Chief Operating Officer, Kevin Paprzycki, our CFO and Doug Kathol, our Executive Vice President.  This morning we released our Q2 numbers.  We believe that once again our business model has proven itself out in this quarter.  The quarter was very much in line with what we had expected here internally.  We had talked, at the end of last quarter, about the fact that it’s very difficult with our business to compare quarters on a year to year to basis from a performance standpoint because the difference in scheduling of maintenance outages which tend to have pretty dramatic impacts on the quarters as they occur.  This particular quarter we had an extended outage at both our ROVA facility and our major customer at the Beulah mine.  Those were both scheduled outages that we had anticipated so when you look at the release you will see some of that comparability data and Kevin will talk about it here in a couple of minutes.

We have stated all along that this would be our weakest quarter of the year and I am proud of the fact that even in our weakest quarter we were able to generate positive cash flow and hit our numbers that we had set internally.  This has been an unprecedented quarter in the coal sector.  Since we chatted last, Patriot Coal went bankrupt.  There has been speculation about others in the industry and the positions that they find themselves in terms of liquidity.  A number of you on the call actually had sent me an article that some of you may or may not have seen, it was an online article on Seeking Alpha.  They had done an analysis of the coal sector right after the filing of Patriot and they identified Westmoreland as being the most solid player in the bunch in terms of least risk of bankruptcy and they also identified us as the second, what they thought, based on their criteria, was the second best pick from an investment prospective after Peabody, so we were pretty flattered to be even mentioned in that company.  Not only did we see Patriot’s equity evaporate this quarter, just last week we saw Peabody shave almost a billion dollars in equity off in two trading sessions.  It subsequently has rebounded somewhat.  So the sector is under a lot of pressure.  It’s clearly oversold.  People are certainly facing challenges.  There’s weak demand for many people in the sector currently.  As a result, they are idling facilities.  Pricing is down in the PRB.  But, despite all of that we’re largely on track and that’s the function of our business model.  We just continue to quietly execute towards our strategic plan.  As you’ll hear Bob and Kevin talk about here momentarily, during the quarter we continue to acquire reserves, doing so at very modest amounts compared to what we see other people in the industry doing.  Our emphasis has been on liquidity and financial flexibility that Kevin will talk about.  We continue to see leverage on a net basis and that’s what we intend do between now and the end of the year.  And Kevin will talk a little bit more about that.

I get asked quite a bit and I have gotten asked quite a bit during the current quarter, about why we emphasize EBITDA so much.  Should we be more focused on EPS or other metrics?  My answer has always been fairly simple.  Priority 1, 1A, 1B and 1C is the main liquidity in this kind of difficult environment in a sector that is cyclical.  There are so many external factors that impact equity pricing in a market like this.  One is best, in my estimation, they’re better off defending the treasury and maintaining flexibility.  It allows one to exploit opportunity in terms of acquisitions if they are available because assets tend to be value priced in an environment like this.  Bob is going to talk about how the Kemmerer acquisition continues to go.  We are extraordinarily pleased with the cash on cash returns we are experiencing on that acquisition and we believe we set the stage for long-term value by identifying assets in markets such as this.  Ultimately, EBITDA does turn into EPS and that’s a function of deleveraging as well as in our case, our earnings have been masked by the fact that we have experienced so many present value charges with the declining interest rate environment.  So we don’t get overly worked up about those, there’s not a whole heck of a lot that we can do about them.  We just continue to generate cash, deleverage and identify growth opportunities.

We are certainly not immune to the factors that are impacting the industry.  Clearly gas prices are still low although they’ve bounced back up from the floor that they had hit.  We are certainly subject to our customers.  We’re subject to wind and renewables and certainly we, as well as our customers, are not immune to government and environmentalist actions.  But, when all is said and done we continue to operate in a band of outcomes that we expected to operate in and we are on track to do what we thought we were going to do this year.

A second question I’ve gotten from quite a few shareholders this quarter is when are you going to go out on the road and talk about the story.  You know, I don’t know that there is a lot that the Westmoreland Coal Company can do to change overall sentiment as it relates to the coal sector.  If you look at equity prices for the year we’re amongst the lowest drop in value.  There are people that are down 70%, 60%, 50% since the beginning of the year and I am not certain that it’s going to be super productive for us to try to, in the face of that, convince people that the equity story here is one that they should step up and change their perspective on.  I think we will continue to have these calls, we will continue to educate people about our story.  We’re not adverse to talking about the equity story, but I remain a bit skeptical with the headwinds in the sector that that would be a particularly productive effort.  We continue to focus on the long-term cyclical industry, cycle both ways. I think we will be well served by our strategy as it has been demonstrated through the first half of this year and I believe will very much so be demonstrated over the back half of the year.  With that I am going turn you over to Bob to do some operational comments.  Kevin is going to do some financial stuff and then we’ll open up for questions.

Bob King – Westmoreland Coal Company – President & COO
Thank you Keith.  I will start with safety.  In the second quarter Westmoreland continued to have an overall reportable and lost time incident rate lower than the national average for surface mines.  We are particularly proud of that.  Of significant note the Beulah, Kemmerer and Savage mines all worked without a reportable injury in the second quarter.  Westmoreland also continued to have a level of MSHA citations per sector day lower than the national average for surface coal mines.  Operationally during the quarter, Westmoreland Mine continued to improve and adapt to the generally weak market conditions out there and in the second quarter our overall production was off due to maintenance outages at customer plants as well as natural gas, hydro and wind generation.

On a mine by mine basis Jewett sales were off due to a gas displacement a little bit, other mines were off due to weather and hydro as well as wind.  In response to the weak demand in Q2, we continued with cost and spending control measures, including reductions in overtime, reductions in contractor work, shift schedule changes and delayed capital expenditures as well as lay offs.  We had particularly lay offs at Absaloka, we had 62 employees laid off at that mine and at Rosebud, we had layoffs of 42 people.  Going forward we anticipate market conditions to improve in the third quarter with warmer weather and decreasing hydro impacts.  Most of our customers planned outages were completed in Q2 and we would expect our customers to be operating at a much higher level than they did in the second quarter.

On the power side of the business, ROVA recorded a major outage of hours related to a scheduled maintenance of ROVA 1 and in addition to that, we had some forced outage at that unit based on a turbine vibration problem that delayed the start up of that unit.

On a positive note the Kemmerer mine integration continues to go very well.  As we previously announced we had a new six year labor agreement that was ratified in May by the local UMWA.  Morale and employee attitude remains very high at that operation and safety performance is improving.  The employees at Kemmerer have been very receptive and supportive of Westmoreland’s practices and business approach.

We are also beginning to see operational efficiencies related to new practices implemented by Westmoreland at Kemmerer and negotiated with the union.  You will have read about two additional note worthy items in new releases during the quarter, the first of which is in June the Texas railroad commission presented a coal mining reclamation award to the Jewett Mine for a major stream restoration project.  This is another validation that coal mining can be compatible with long-term environmental needs of the country and we are really proud to have been recognized for the efforts at the Jewett Mine.  Second, we announced that we had leased 56.4 million tons of private coal adjacent to the Rosebud Mine in Colstrip, Montana.  These reserves will allow the mine to continue to provide a secure and low cost fuel to our customers at the Colstrip plant.  They’ve also increased our proven and probable reserve base to 486 million tons.  With that I will turn it over to Kevin for his comments.

Kevin Paprzycki – Westmoreland Coal Company – CFO
Okay, thanks Bob.  Our second quarter 2012 revenues were $132.8 million up from $112 million in the prior year second quarter.  Our revenues increased due to Kemmerer sales which allowed us to increase revenues despite being down in tonnage from the prior year’s quarter.  Our second quarter EBITDA was $14.6 million up from $14.2 million last year.  Our Q2 EBITDA was impacted by the planned shut down at our Beulah Mines primary customer as well as the timing of the planned maintenance shut down at our ROVA facility.  ROVA’s shutdown occurred in Q2 this year while in 2011 the major outage was executed in the fourth quarter.  Also, as Bob indicated upon coming up from this quarter’s planned outage, ROVA had turbine vibration problems which slightly delayed its return to full generation.  Beulah and ROVA’s second quarter EBITDA came in a combined $7 million less than last year.  It is also worth noting that each of other mines primary customers also timed and executed their major maintenance outages in Q2.

As a result of the purchase price accounting for the Kemmerer Mine we were able to adjust our Q1 revenues and EBITDA up $1.3 million.  That was a result of the opening deferred revenue on the balance sheet for Kemmerer.  That brings our year to date EBITDA up to $41.9 million, which is almost 12% over 2011.  Our cash level remains strong at over $47 million despite all the customer shut downs we had in the second quarter.  With our new five year revolving line of credit we secured this quarter, our cash on hand and availability at our new line plus or WML line brings our total liquidity to over $90 million.  We generated cash flow during the quarter which funded most of our quarterly WML debt amortization and as it sits today we expect our net leverage ratio to be down in the low three area by the end of 2012.  We started the year with about $30 million in cash and we are expecting to finish the year with a higher cash balance.  We are seeing right now as part of our excess cash sweep on the senior notes that we would offer 75% of that increase back to our senior note bond holders.

Lastly, during second quarter we amended our WML loan agreement in order to provide us with some increased flexibility.  We got increased flexibility on our covenants which we actually did not need during the second quarter but, however, the big benefit is we have reduced pension funding requirements which will significantly reduce our cash outflows to the pension in the next few years and that’s very important in this low interest rate environment.

Keith Alessi – Westmoreland Coal Company – CEO
Just to put a wrap on the presentation before we open it up for questions, referencing back to the comparability issue of outages in a quarter one year versus the next, had we looked at an apples to apples kind of comparison with Beulah and ROVA running at full tilt this quarter would have been up close to 30% cash flow, that’s not the nature of the business.  These outages occur when they occur.  It’s important to note that during the outage that we did at ROVA when we inspected the facility, we were able to defer an outage that was going to occur later this year so we will actually see better performance over the back half of the year by ROVA than we had originally planned internally here so that gives us a high level of comfort in terms of us being on the right trajectory for where we expected the year to come out.

That’s the end of the formal comments.  Let’s open it up to any questions that folks on the phone may have.

Operator
We will now be conducting a question and answers session.  If you would like to ask a question please press *1 on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press *2 if you would like to remove your question from the queue.  For participants using speaker equipment it may be necessary to pick up your hand set before pressing the * keys.  Callers in the queue are requested to limit their number of questions to one primary question and one followup.  If you desire to ask additional questions please re-enter the queue.  One moment while we poll for question.  Our first question comes from Brian Taddeo of Gleacher & Company.  Please proceed with your question.

<Q>:  Good morning.

Keith Alessi – Westmoreland Coal Company – CEO
Morning.

<Q>:  A couple of questions.  First, can you talk a little bit about what you’re seeing with your customers in their inventory levels in terms of what coal their holding at their plants.  Obviously inventory has been an issue across the entire sector.  I am just curious what you’re seeing at your customer plants.

Bob King – Westmoreland Coal Company – President & COO
This is Bob King.  Inventories appear to be relatively high at most of our customer plants.  Generally market conditions have been weak and inventory has been built so I’d say that we’re not a whole lot different than the rest of the industry out there.

Keith Alessi – Westmoreland Coal Company – CEO
That said our projections over the back half of the year factor that in.

<Q>:  Okay, that’s what I was curious about.  With those inventory levels if that was going to have an impact on the back half if everyone is sitting with excess.

Keith Alessi – Westmoreland Coal Company – CEO
No, we recapped our numbers every month and so we keep a good eye on inventory levels and the impact to shipments.

Bob King – Westmoreland Coal Company – President & COO
The other thing is as primarily a mine mouth operation the inventories are primarily held at the mine as opposed to the plants of many of our customers.

<Q>:  Got it, okay.  Second with regard to ROVA and the outage, did the unplanned portion did that end in the second quarter or did any of that extend into Q3?

Doug Kathol – Westmoreland Coal Company – Executive Vice President
No Brian, all of that was in Q2.  The repairs were effective and the plant is running better than ever.

<Q>:  Thanks.  And then a question on liquidity, Keith you mentioned how important it is now, is it still the intent that with the WML facility, when it matures next year that that will just go away or is there any intent now to refinance that or renew that facility?

Keith Alessi – Westmoreland Coal Company – CEO
Are you talking about the revolver?

<Q>:  Correct.

Keith Alessi – Westmoreland Coal Company – CEO
We’ll evaluate that between now and then because the ratios down there and the debt covenants down there may steer us towards leaving a facility in place.  Even if we don’t draw it I think the fact that it doesn’t release any collateral and it’s all pledged to the WML people first I would suspect we’ll leave it in place.

<Q>:  Okay.  Then the final question I have is on EBITDA for the year, I mean I know you previously talked about Kemmerer being sort of now getting up to the higher end of the range, $34 million or so, one is that still on track, and two I think the expectations for this year were EBITDA coming in a little north of $100 million, is that still on track as well in your plans?

Kevin Paprzycki – Westmoreland Coal Company – CFO
Yes and yes Brian.  As Bob said Kemmerer is doing great this year.  Their EBITDA will definitely be on the higher end of the range and we expect to come in north of 100.

<Q>:  Perfect, okay.  Thank you very much.

Operator
Our next question is from the line of Curt Starer with Aberdeen Asset Management.  Please proceed with your question.

<Q>:  Good morning gentlemen.  I appreciate you taking my call.  You mentioned real quickly and I apologize I didn’t catch this in your formal notes there, the six year labor agreement which mine was that at?

Keith Alessi – Westmoreland Coal Company – CEO
Kemmerer.

<Q>:  And real quick, I was curious what the cash balance was at WML.

Kevin Paprzycki – Westmoreland Coal Company – CFO
The cash balance at WML, I believe that had somewhere in the ball park of like $4-5 million at the end of the quarter.

<Q>:  Okay.

Keith Alessi – Westmoreland Coal Company – CEO
We up streamed the cash from WML and of course they have their own revolver also.

<Q>:  Of course, of course, thank you.  And lastly I didn’t know if there was any updates on the Xcel fire, I realize that’s covered on our insurance, is there any progress or any new there and the same with the Coyote Power Plant?

Doug Kathol – Westmoreland Coal Company – Executive Vice President
Coyote is running well.  They have their outage and it’s fine.  The Xcel plant is under repair right now.  Everything is going to be repaired and they’re anticipating a Q1 start up in 2013.

<Q>:  Okay that’s it gentlemen thank you very much.

Operator
Our next question is from the line of Bob Clutterbuck of the Clutterbuck Funds.  Please proceed with your question.

<Q>:  Morning gentlemen, we were actually on two calls so Kevin the first question is for you and I know you referenced something but it was on the debt vise vie the cash flow, I believe it’s just an annual trigger, do you have an estimate on A, will that be repurchased this year and an estimate on how much, just a ball park number?

Kevin Paprzycki – Westmoreland Coal Company – CFO
We really don’t have an estimate right now.  We just know that since we started the year at 30, we’re at 47 right now.  That probably by the end of the year some of that is going to be excess cash flow that will go back to the noteholders.

Keith Alessi – Westmoreland Coal Company – CEO
I have to put a caveat out on that, however, that as things are configured today.  We haven’t made any secret about the fact we’ve been actively looking at potential acquisitions and if there was to be an acquisition that would change the way that would be looked at but I’m not saying there would be one but if everything ran exactly as configured today that would be the case.

<Q>:  Okay.  And Keith actually this dovetails on the second comment, obviously with the great success of Kemmerer and obviously the weakness of the market and while you never know, are you continuing to see a lot of potential opportunities?  You know Kemmerer two, if you would.

Keith Alessi – Westmoreland Coal Company – CEO
Well we’ve looked at quite a few assets this year.  We passed on some, we didn’t hit the ask on others.  We are going to stay extraordinarily disciplined in our approach.  We are not going to stretch.  Anything we look at has to fit our model, has to suit our financial criteria.  We are by nature conservative and it has to fit a financial model from a leverage standpoint if we want to proceed in that respect.  I should mention that for the year we’ll probably spend about a half a million bucks on this kind of due diligence but it’s the kind of thing that we need to do.  If in fact we saw a Kemmerer two, or even a Kemmerer one and a half, certainly we would step out if it was prudent to do so but it is going to have to meet a fairly high bar internally here in terms of rate of return.  We stay very disciplined in this.  There are sellers out there who still have, we think, unrealistic expectations of what their assets are worth and that’s a them problem, we’re not going to make it an us problem.

<Q>:  Okay thanks.

Keith Alessi – Westmoreland Coal Company – CEO
You know and Bob I should mention a number of the folks in this industry who are finding themselves in big trouble right now are people who bought at the peak and levered themselves up with expensive pricing and so we just don’t want to go there.

<Q>:  Well stay with the discipline, stay with the game plan, it seems to be working pretty well so far.

Keith Alessi – Westmoreland Coal Company – CEO
Yeah I’d rather, sometimes the best deals are the ones you don’t do so I’d rather pass on a deal that I’m not comfortable with than chase growth.  The plan we’re on gets us to where we want to go deleveraging wise and any acquisition we would do would have to keep us on a glide path to deleverage the business.

<Q>:  You’ve spoken about deleveraging and it’s a continued thing of yours and it’s clearly a mission you guys are on, do you have any future goals you can share with us on the deleveraging side as to benchmarks you’d like to hit?

Keith Alessi – Westmoreland Coal Company – CEO
We don’t have a raw data number we’re aiming at.  I mean there’s a prudent amount of leverage ultimately that you want to have to accrue the benefit of your shareholders, you get the opportunity to get the financial leverage that’s associated with leverage.  We’ve historically had a fairly high borrowing rate so I would like to get us down, low threes, high twos.  I think that’s a prudent level of leverage particularly with our business model where you don’t have particular volatility and commodity risks.  So I’m not shooting for zero that’s for darn sure but three and in the twos would be very comfortable and I think on a consolidated basis it probably puts you in some kind of B borrowing rate albeit in our case because of the structure with the WML debt, we probably don’t get full credit for the consolidating credit statistic right now.  I think the bonds are really burdened by the fact that the cash flow from WML is the waterfall cash flow it’s not direct.  But with the Kemmerer acquisition and therefore a more direct cashflow accruing to the benefits of the bond holders I think we’ll get recognized over time.  For what it’s worth, we are going to visit with the rating agencies here later in the year and show them what we’re up to and I think we’ve done everything we’ve said we were going to do and more, but I don’t know that in this environment rating agencies are going to be very motivated to do much different than what they’ve done.  Interestingly S&P did a presentation and they have 13 coal companies that they evaluated and out of the entire industry we were the only coal company with a positive outlook.  There were a bunch of stables and a bunch of negatives, but we were the only positive and I think that speaks well.

<Q>:  It certainly does, well keep up the good job.

Keith Alessi – Westmoreland Coal Company – CEO
Thank you.

Operator
Again if you would like to ask a question it’s *1 on your telephone keypad, *1 if you would like to ask a question.  Our next question is from the line of Frank Duplak with Prudential Financial.  Please proceed with your question.

<Q>:  Good morning guys, I have a question for Kevin.  Can you run through at this point where you guys were relative to your amended maintenance covenants for the June quarter?

Kevin Paprzycki – Westmoreland Coal Company – CFO
We amended the coverage ratio from 1.3 down to 1.2 and I believe we actually came in around 1.38 so we really did not need additional flexibility in the second quarter.

<Q>:  And what about net leverage at WML?

Kevin Paprzycki – Westmoreland Coal Company – CFO
I think the net leverage came well in under the 2.25 ratio that we were required.  We also amended that agreement to get a more smooth glide path down in 2013 that reflects our amortization.

<Q>:  Okay, cool and then no thoughts about there being an issue with debt service coverage in the upcoming quarter I suppose since I would imagine that for 2Q tougher than it will be for 3Q, is that fair?

Kevin Paprzycki – Westmoreland Coal Company – CFO
That’s correct.

Keith Alessi – Westmoreland Coal Company – CEO
Yeah we expect Q3, Q4 comps to be very favorable.

<Q>:  Thanks guys.

Operator
Our next question comes from the line of Bentley Offutt with Offutt Securities.  Please proceed with your question.

<Q>:  Good morning to you.  One question here relates to your indicated coal reserves which were acquired last fall I believe.  What are your plans to test for those reserves to determine what percentage are proven and probable reserves are?

Bob King – Westmoreland Coal Company – President & COO
We would generally be doing drilling five years out ahead of most of our mining operations and basically proving up that sort of amount of reserves out in front of us.  We don’t have a general program right now to go out and prove up all of those indicated any time soon.

<Q>:  Do you have any feelings as to what you think your percentage of probable and prudent reserves might be based on a historical basis?

Bob King – Westmoreland Coal Company – President & COO
I wouldn’t be able to answer that right now off the top of my head.

Keith Alessi – Westmoreland Coal Company – CEO
You know Bentley as you may have known, we have never been in a position where we have these long lines of reserves out in front of us.  The company historically has just kept a fairly short leash on them.  We acquired the ones we acquired because we were able to do so rather inexpensively but we haven’t heard anything in anybody's . . .  you know there’s enough data out there to believe what we believe.

<Q>:  Okay and then another question is on your Wye spur which you’ve talked about now for some time, what are your plans there?

Bob King – Westmoreland Coal Company – President and COO
Actually the Wye is under construction as we speak and should be completed some time in October.

<Q>:  And this would suggest I assume that at least one or two utilities are interested in Westmoreland Coal, would that be correct?

Bob King – Westmoreland Coal Company – President and COO
That’s correct.  We’re talking to several utilities right now for some significant tonnages going forward.

<Q>:  Okay and then I’ll get back in the queue.  I have one other question.

Keith Alessi – Westmoreland Coal Company – CEO
Go ahead and ask it Bentley.

<Q>:  Okay.  The other question is nothing has been said as to your efforts on an eventual sale of ROVA 1 and ROVA 2, you did mention earlier that the plant has never operated better after the recent maintenance overhaul.  Is there anything further you can discuss with the shareholders at this time?

Keith Alessi – Westmoreland Coal Company – CEO
Yeah I’d reiterate our previously issued comments which is it’s non-core, we’d like to monetize it, it’s operating fine operationally and financially until you know that 2015-16 timeframe.  We seek to monetize it before then and we think we have multiple paths that could be played out and we will continue to, when there’s anything to talk about, talk about it but there has been no progress this quarter to disclose.

<Q>:  Okay, thanks very much.

Operator
There are no further questions at this time.  I would like to hand the floor back over to Mr. Alessi for closing comments.

Keith Alessi – Westmoreland Coal Company – CEO
Okay, we'll be back in about 90 days when we’ll talk about what I hope to be a very good third quarter.  It’s a hot summer and people are burning coal out there and everybody’s up and running so as is normally the case our Q3s and Q4s are good quarters for us and we have every expectation that they will be again this year.  Thank you very much.

Operator
Ladies and gentlemen this concludes today’s investor conference call.  If you would like to access this call for digital replay you may dial 877 660 6853 using account number 286 and conference ID number 397547.  Thank you and have a great deal.